UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 27, 2010

Platinum Underwriters Holdings, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-31341	98-0416483
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

The Belvedere Building, 69 Pitts Bay Road, Pembroke, Bermuda		HM 08
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(441) 295-7195

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) 1. On October 27, 2010, Platinum Underwriters Bermuda, Ltd. ("Platinum Bermuda"), a wholly-owned subsidiary of Platinum Underwriters Holdings, Ltd. ("Holdings"), entered into an amended and restated employment agreement with Robert S. Porter, its Chief Executive Officer (the "Porter Amendment"), which amends and restates the employment agreement between Platinum Bermuda and Mr. Porter dated February 26, 2006. The Porter Amendment updates Mr. Porter’s compensation to reflect his current terms as Chief Executive Officer of Platinum Bermuda, and modifies certain benefits that are payable upon the termination of his employment.

The Porter Amendment provides that the term of Mr. Porter’s employment with Platinum Bermuda will end on July 31, 2013 (which date will be automatically extended from year to year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be so extended).

In addition, the Porter Amendment modifies the benefits Mr. Porter will receive in the event his employment is terminated by Platinum Bermuda without "Cause" or by Mr. Porter for "Good Reason" (each as defined in the Porter Amendment) to include a prorated annual bonus for the year in which such termination occurred.

The Porter Amendment also modifies the benefits Mr. Porter will receive if he terminates his employment upon expiration of the term of the Porter Amendment (other than for "Good Reason") to provide that (i) he will receive any earned but unpaid base salary and other amounts accrued through the date of termination, (ii) he will receive a prorated annual bonus for the year in which such termination occurred (subject to modification by the Compensation Committee of the Board of Directors of Platinum Holdings (the "Compensation Committee") in its sole discretion), (iii) he will receive a payment in respect of each outstanding award he received under Holdings’ Amended and Restated Executive Incentive Plan (the "EIP") on a prorated basis based on his period of service with the Platinum Group (as defined in the Porter Amendment) and the performance of Holdings through the fiscal quarter preceding such termination of employment, and (iv) he will be subject to an agreement not to compete with the Platinum Group (as defined in the Porter Amendment) during the one-year period following such termination of employment.

The Porter Amendment modifies the definition of "Cause" to include a requirement that Mr. Porter be given written notice of Platinum Bermuda’s belief that an act, failure to act or event constitutes "Cause" and an opportunity to take corrective action, and modifies the definition of "Good Reason" to include Platinum Bermuda electing not to extend the term of Mr. Porter’s employment.

The foregoing description of the Porter Amendment is qualified in its entirety by reference to the Porter Amendment attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

2. On October 27, 2010, Platinum Underwriters Reinsurance, Inc. ("Platinum US"), an indirect, wholly-owned subsidiary of Holdings, entered into an amended and restated employment agreement with H. Elizabeth Mitchell, its Chief Executive Officer (the "Mitchell Amendment"), which amends and restates the letter agreement between Platinum US and Ms. Mitchell dated July 25, 2006. The Mitchell Amendment memorializes in writing the terms of Ms. Mitchell’s existing employment relationship as President and Chief Executive Officer of Platinum US (and thus the terms described below do not generally represent changes to Ms. Mitchell’s compensation) and modifies certain benefits that the July 25, 2006 letter agreement provided upon the termination of her employment.

The Mitchell Amendment provides that the term of Ms. Mitchell’s employment with Platinum US will end on July 31, 2013 (which date will be automatically extended from year to year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be so extended).

The Mitchell Amendment confirms that Ms. Mitchell receives a minimum base salary at an annual rate of $475,000 and is eligible to receive an annual performance bonus pursuant to the terms of Holdings’ Amended and Restated Annual Incentive Plan ("AIP") with a target equal to 125% of base salary and a range of 0% to 200% of such target bonus, depending upon the achievement of the performance goals relative to the performance criteria established by the Compensation Committee for all participants in the AIP. The Mitchell Amendment also confirms that Ms. Mitchell is eligible to receive annual awards under the EIP of that number of share units equal to 100% of her base salary divided by the "Fair Market Value" (as defined in Holdings’ 2010 Share Incentive Plan) of a common share of Holdings on the date of grant, the payout of which is subject to the achievement by Holdings of certain performance objectives over a three-year period (each, an "EIP Award"). The actual amount, terms and conditions and the form of payment of any EIP Award will be determined by the Compensation Committee in its sole discretion.

In addition, the Mitchell Amendment modifies the benefits Ms. Mitchell will receive in the event her employment is terminated by Platinum US without "Cause" or by Ms. Mitchell for "Good Reason" (each as defined in the Mitchell Amendment) to include a prorated annual bonus for the year in which such termination occurred.

The Mitchell Amendment also modifies the benefits Ms. Mitchell will receive if she terminates her employment upon expiration of the term of the Mitchell Amendment (other than for "Good Reason") to provide that (i) she will receive any earned but unpaid base salary and other amounts accrued through the date of termination, (ii) she will receive a prorated annual bonus for the year in which such termination occurred (subject to modification by the Compensation Committee in its sole discretion), (iii) she will receive a payment in respect of each outstanding EIP Award on a prorated basis based on her period of service with the Platinum Group (as defined in the Mitchell Amendment) and the performance of Holdings through the fiscal quarter preceding such termination of employment, and (iv) she will be subject to an agreement not to compete with the Platinum Group (as defined in the Mitchell Amendment) during the one-year period following such termination of employment.

The Mitchell Amendment modifies the definition of "Cause" to include a breach by Ms. Mitchell of any restrictive covenants to which she is subject, Ms. Mitchell’s sale of shares in violation of the Share Ownership Guidelines adopted by the Board of Directors of Holdings and a requirement that Ms. Mitchell be given written notice of Platinum US’s belief that an act, failure to act or event constitutes "Cause" and an opportunity to take corrective action. The definition of "Good Reason" was modified to include Platinum US electing not to extend the term of Ms. Mitchell’s employment.

Pursuant to the terms of the Mitchell Amendment, Ms. Mitchell is subject to certain confidentiality and non-solicitation provisions.

The foregoing description of the Mitchell Amendment is qualified in its entirety by reference to the Mitchell Amendment attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated herein by reference.

Item 8.01 Other Events.

On October 27, 2010, Holdings announced that it had increased the authorized amount under its existing share repurchase program to a total of up to $250.0 million of its common shares. This represents an increase of approximately $194.6 million from the approximately $55.4 million remaining under the previous share repurchase program announced on July 22, 2010. Repurchases under the program may be made in open market or privately negotiated transactions or otherwise, from time to time, depending on market conditions.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Amended and Restated Employment Agreement dated October 27, 2010 between Platinum Bermuda and Robert S. Porter

10.2 Amended and Restated Employment Agreement dated October 27, 2010 between Platinum US and H. Elizabeth Mitchell

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Platinum Underwriters Holdings, Ltd.

October 28, 2010	By:	/s/ Michael E. Lombardozzi

Name: Michael E. Lombardozzi
Title: Executive Vice President, General

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated October 27, 2010 between Platinum Bermuda and Robert S. Porter
10.2	Amended and Restated Employment Agreement dated October 27, 2010 between Platinum US and H. Elizabeth Mitchell